U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-12


                           PHILLIPS PETROLEUM COMPANY
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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    paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
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    ___________________________________________________________________________
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    4) Date Filed:

    ___________________________________________________________________________

[PHILLIPS 66 LOGO]

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA  74004

NOTICE OF 2002 ANNUAL STOCKHOLDERS MEETING

MAY 6, 2002

and

PROXY STATEMENT


Monday
May 6, 2002
10 a.m. local time

Adams Building
4th Street & Keeler Avenue
Bartlesville, Oklahoma 74004



April 1, 2002

Dear Phillips Stockholder:

You are cordially invited to the Annual Meeting of Phillips Petroleum Company to be held in the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 6, 2002, starting at 10 a.m. local time. Your attendance will provide an opportunity to hear the chairman's report on the Company and its operations. Directors and representatives of the Company will also be present.

The accompanying Notice of Annual Meeting and the Proxy Statement describe the matters to be acted upon at the meeting.

You are asked to elect ten directors to the Board of Directors and to vote on three proposals. Proposal 1, by the Company, requests approval of independent auditors. Proposal 2, by two stockholders, requests that the board prepare a report on the potential environmental damage that would result from the Company drilling for oil and gas in the Coastal Plain of the Arctic National Wildlife Refuge, including the financial costs of the plan and the expected return. Proposal 3, by one stockholder, requests "an increase of three percent of the annual basic salary of the Chairman and other officers, for every position increase in the ranking of the world's largest energy companies, measured by their market value." Our Board of Directors unanimously recommends that you vote For Proposal 1 and Against Proposals 2 and 3. At the meeting, we will also respond to your questions.

It is important that your views be represented at the meeting whether or not you are able to attend. Stockholders of record may instruct the proxy holders how to vote their shares of common stock by using the toll-free telephone number on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope that we have provided.

On behalf of the Directors and worldwide employees of Phillips Petroleum Company, we express our appreciation to you, the owners of this Company, for your continued support and interest.

Sincerely,

/s/ J. J. Mulva

J. J. Mulva
Chairman and Chief Executive Officer

2        TABLE OF CONTENTS

Page
 3        Notice of Annual Meeting
 4        Solicitation
 4        Confidential Voting
 4        Voting Securities and Principal Holders
 4        Vote Required for Election of Directors and Adoption of Company and
            Stockholder Proposals
 5-7      Nominees for Election as Directors
 7        Security Ownership of Certain Beneficial Owners
 8        Security Ownership of Management
 8        Section 16(a) Beneficial Ownership Reporting Compliance
 9        General Information Relating to the Board of Directors
 10       Compensation of Directors and Nominees
 10       Audit Committee Report
 11       Executive Compensation
 12       Options/SAR Grants in Last Fiscal Year
 12       Ten-Year Option/SAR Repricing
 13       Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
            Year-End Option/SAR Value
 14       Long-Term Incentive Plan Awards in Last Fiscal Year
 15-18    Compensation Committee Report to Stockholders on Executive
            Compensation
 19       Performance Graph
 20       Pension Plan
 21       Executive Severance Plan
 21       Termination of Employment and Change-of-Control Arrangements
 22       Proposal 1 - Company's Proposal to Approve Independent Auditors
 22-23    Proposal 2 - Stockholder Proposal
 23-24    Proposal 3 - Stockholder Proposal
 24       Date for Receipt of Stockholder Proposals
 24       Annual Meeting Attendance

Stockholders are encouraged to keep their account address up to date and promptly deposit their dividend checks to avoid surrender of these funds and related shares of stock to their respective states under unclaimed property laws.

                                                      NOTICE OF ANNUAL MEETING 3

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

                           Dated April 1, 2002

NOTICE OF ANNUAL MEETING to be held May 6, 2002

To the Stockholders:

We will hold the Annual Meeting of Stockholders in the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 6, 2002, at 10 a.m. local time, to consider and vote on the following matters described more fully in the attached Proxy Statement:

     Election of ten directors (pages 5 -7);

     Proposal of the Company:
              Proposal 1. To approve the designation of Ernst & Young LLP as independent auditors for 2002 (page 22);

     Proposals of Stockholders:
              Proposal 2. (pages 22-23);
              Proposal 3. (pages 23-24) ; and

     Any other matters that may properly come before the meeting (page 24).

Only stockholders of record at the close of business March 15, 2002, can vote at this meeting.

The Company is providing its Annual Report containing financial data and a summary of operations for 2001 to its stockholders in advance of or with this Proxy Statement.

                                    By Order of the Board of Directors,

                                    /s/ Dale J. Billam

                                    Dale J. Billam
                                    Secretary


IMPORTANT:

Please (1) use the toll-free telephone number on the Proxy Card to submit your proxy by phone or (2) sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. If you wish to vote in accordance with the Company's recommendations, please follow the instructions on how to do so for telephone voting. If you vote by using the Proxy Card, it is not necessary to specify your choice but the Proxy Card must be signed and returned.

4   PROXY STATEMENT

April 1, 2002

                                  SOLICITATION

The Board of Directors solicits your proxy and the Company will pay all costs of solicitation. Your proxy will be voted as you direct. You may revoke your proxy at any time before it is voted by:

(1) sending the Company's Secretary a written document revoking your earlier proxy;
(2) signing and sending to the Company's Secretary a later-dated proxy;
(3) calling the toll-free telephone number on the Proxy Card;
    or
(4) voting in person at the meeting.

We are mailing this Proxy Statement and Proxy Card on or about April 1, 2002, to stockholders of record on March 15, 2002.

We have hired Georgeson Shareholder Communications Inc. to solicit proxies for this Annual Meeting. We are paying Georgeson $6,000 at the start of the solicitation and an additional $6,000 at the end of the solicitation, plus certain of Georgeson's out-of-pocket costs. In addition to mail solicitation, the Company's officers, directors and employees may solicit proxies by telephone, facsimile or personal contact.

                              CONFIDENTIAL VOTING

The Company's policy treats as confidential all proxies, ballots, and voting tabulations, including telephone voting, that identify stockholders, except when:

(1) the law requires disclosure;

(2) the stockholder writes comments on the Proxy Card;

(3) the stockholder expressly requests disclosure;

(4) there is a proxy contest or other solicitation of proxies based on an opposition Proxy Statement; or

(5) any matter for stockholder approval requiring the vote of more than a majority of the shares present at any meeting.

The Company has hired Mellon Investor Services LLC to count the votes represented by proxies and cast by ballot and telephone. Two Mellon Investor Services employees will act as Inspectors of Election.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

The Company's only class of voting securities is its $1.25 par value common stock. The record date for stockholders entitled to vote at this meeting is March 15, 2002. For voting purposes, there were 409,843,613 shares outstanding at the close of business February 28, 2002. Each share is entitled to one vote.

The Compensation and Benefits Trust, or "CBT," holds 27,556,573 shares of those outstanding. The CBT acquires, holds and distributes shares of the Company's common stock to fund certain of the Company's future compensation and benefit obligations. The CBT does not increase or alter the amount of benefits or compensation payable under existing plans, but instead offers the Company financial flexibility in providing the funding requirements of those plans. The CBT shares do not affect earnings per share or total stockholders' equity until they are transferred out of the CBT. All shares must be transferred out of the CBT by January 1, 2021.

On page 7 of this Proxy Statement, you will find the table headed "Security Ownership of Certain Beneficial Owners," which shows the number of shares beneficially owned on February 28, 2002, by any person or group known to own five percent or more of the Company's stock.

On page 8 of this Proxy Statement, you will find the table headed "Security Ownership of Management," which shows the number of shares of Company common stock beneficially owned on February 28, 2002, by each Company director, director nominee, and officer. This table also shows the total shares of Company common stock owned by the entire group of directors, nominees, and officers.

                   VOTE REQUIRED FOR ELECTION OF DIRECTORS AND
                  ADOPTION OF COMPANY AND STOCKHOLDER PROPOSALS

The election of directors and the adoption of the Company (and Stockholder) proposal(s) will be decided by majority vote of the stock represented at the Annual Meeting in person or by proxy, so long as a quorum exists. A quorum exists if the majority of the Company's issued and outstanding common stock is represented at the Annual Meeting in person or by proxy.

In tabulating votes, we will count abstentions as votes against the director nominee or the Company and Stockholder proposals.

Except where we have stated otherwise, the information in this Proxy Statement is current as of February 28, 2002.

                                            NOMINEES FOR ELECTION AS DIRECTORS 5

Stockholders will elect ten directors at the Annual Meeting to hold office until either (a) the 2003 Annual Meeting and their successors are elected, or (b) the pending merger with Conoco closes, whichever occurs first (for more information about the merger, please read the definitive Joint Proxy Statement/Prospectus filed, effective February 7, 2002). We have listed below the ten nominees to the Board of Directors, each of whom currently is a director. The Company's designated proxy holders will vote for each of these nominees, except as otherwise instructed by stockholders. The Company knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted to elect any other person the Board recommends.

NORMAN R. AUGUSTINE   AGE 66   Director since 1989

[Picture of Norman R. Augustine]

Norman R. Augustine has been Chairman of the Executive Committee of the Board of Directors of Lockheed Martin Corporation since August 1997. Before that, he was Chairman of the Board of Directors of Lockheed Martin Corporation from August 1997 through March 1998; and Chief Executive Officer from January 1996 through July 1997. He is a director of The Black & Decker Corporation and The Procter & Gamble Company.


DAVID L. BOREN   AGE 60   Director since 1994

[Picture of David L. Boren]

David L. Boren has been President of the University of Oklahoma since November 1994. He previously served as a United States Senator from the State of Oklahoma. He is a director of AMR Corporation; Texas Instruments Incorporated; and Torchmark Corporation.


ROBERT E. CHAPPELL, JR.   AGE 65   Director since 1990

[Picture of Robert E. Chappell, Jr.]

Robert E. Chappell, Jr., is self-employed as an investment and management consultant. He previously was the Senior Executive Vice President and Chief Investment Officer of The Metropolitan Life Insurance Company.


ROBERT M. DEVLIN   AGE 61   Director since 2000

[Picture of Robert M. Devlin]

Robert M. Devlin is Chairman of Curragh Capital Partners. He previously was the Chairman, President and Chief Executive Officer of American General Corporation until November 2001. He was elected Chairman of the Board of American General in April 1997 and Chief Executive Officer in October 1996. He is a director of Cooper Industries, Inc.

6  NOMINEES FOR ELECTION AS DIRECTORS


LARRY D. HORNER   AGE 67   Director since 1991

[Picture of Larry D. Horner]

Larry D. Horner retired in June 2001 as Chairman of Pacific USA Holdings Corporation, a position he had held since August 1994. Before that, he served as Chairman and Chief Executive Officer of the accounting firm KPMG Peat Marwick. He is a director of Atlantis Plastics, Inc.; Newmark Homes Corp.; and UTStarcom, Inc.


J. J. MULVA   AGE 55   Director since 1994

[Picture of J. J. Mulva]

J. J. Mulva has been the Company's Chairman of the Board of Directors and Chief Executive Officer since October 13, 1999. He previously served as the Company's Vice Chairman of the Board of Directors, President and Chief Executive Officer from June 30, 1999, through October 13, 1999; and the Company's President and Chief Operating Officer from May 1994 through June 1999.


J. STAPLETON ROY   AGE 66   Director since 2001

[Picture of J. Stapleton Roy]

J. Stapleton Roy has been managing director of Kissinger Associates, Inc. since January 2001. Before that, he served as U.S. Ambassador to Singapore, Indonesia and the People's Republic of China. He is a director of Freeport McMoRan Copper & Gold, Inc.


RANDALL L. TOBIAS   AGE 59   Director since 1992

[Picture of Randall L. Tobias]

Randall L. Tobias has been Chairman Emeritus of Eli Lilly and Company since January 1999. He previously served as Chairman of the Board of Directors and Chief Executive Officer of Eli Lilly and Company from July 1993 through December 1998. He is a director of Kimberly-Clark Corporation and Knight-Ridder, Inc.


VICTORIA J. TSCHINKEL   AGE 54   Director since 1993

[Picture of Victoria J. Tschinkel]

Victoria J. Tschinkel has been a Senior Environmental Consultant to Landers & Parsons, a Tallahassee, Florida law firm, since 1987. She previously served as Secretary of the Florida Department of Environmental Regulation.

                             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS   7


KATHRYN C. TURNER   AGE 54   Director since 1995

[Picture of Kathryn C. Turner]

Kathryn C. Turner is Chairperson and Chief Executive Officer of Standard Technology, Inc., an engineering and manufacturing firm she founded in 1985. She is a director of Carpenter Technology Corporation and Schering-Plough Corporation.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


The following tables provide, as of February 28, 2002, information about
(1) persons who the Company knows beneficially own more than five percent of the Company's common stock and (2) the beneficial ownership of the Company's common stock by its current directors, nominees and executive officers.



Name and Address of              Shares of Common Stock
Beneficial Owner (1)               Beneficially Owned           Percent of Class
--------------------------------------------------------------------------------
Vanguard Fiduciary Trust Company       35,690,645 (1)                 8.7%
P. O. Box 2900
Valley Forge, Pennsylvania 19482

AXA Financial, Inc.                    27,929,833 (2)                 6.8%
767 Fifth Avenue
New York, NY 10153


(1) As of February 28, 2002, Vanguard as Trustee held 35,690,645 shares under Phillips' Thrift Plan, Long-Term Stock Savings Plan ("LTSSP"), Retirement Savings Plan and Tosco Corporation's Capital Accumulation Plan ("Tosco CAP") (together the "Plans") with shared voting power. Vanguard and the Plans have disclaimed beneficial ownership of the shares held by Vanguard as Trustee of the Plans. Vanguard votes shares held by the Plans which represent the allocated interests of participants in the manner directed by individual participants. Employee participants in the Thrift Plan, LTSSP and Tosco CAP are appointed by Phillips and Tosco as fiduciaries entitled to direct the Trustee as to how to vote allocated shares which are not directed in these Plans and unallocated shares held by the LTSSP. Such shares are allocated pro rata among employee participants accepting their fiduciary appointment and are voted by the Trustee as directed by the employee fiduciaries. The Trustee votes non-directed shares of the Retirement Savings Plan at its discretion. The Trustee will vote other shares held by the Plans at its discretion only if required to do so by ERISA.

      Vanguard is also the Trustee and record holder of the 27,556,573 shares in the CBT, without any voting power. Vanguard has disclaimed beneficial ownership of these shares. As Trustee of the CBT, Vanguard will vote shares in the CBT only in accordance with the pro rata directions of eligible domestic employees and the trustees of certain of the Company's international stock plans. Trust agreements for the Plans and CBT each provide that all voting directions of individual employees received by the Trustee will be held in confidence and not be disclosed to any person, including the Company.

(2) On February 12, 2002, AXA Financial, Inc. ("AXA"), the parent of Alliance Capital Management L.P. which acquired the investment advisory assets of Sanford C. Bernstein & Co., Inc., reported that it exercised sole voting power over 13,542,568 shares, shared voting power over 4,285,555 shares, sole dispositive power over 27,903,233 shares and shared dispositive power over 26,200 shares. According to the Schedule 13G AXA filed with the Securities and Exchange Commission, such shares equal 7.3 percent of the outstanding shares of the Company's common stock. However, when shares held as of February 28, 2002 by the CBT and shares issued in the Tosco merger are included, shares held by AXA equal only 6.8 percent of the Company's outstanding shares.

8  SECURITY OWNERSHIP OF MANAGEMENT

                        SECURITY OWNERSHIP OF MANAGEMENT
                           Phillips Petroleum Company
                                   Securities

-------------------------------------------------------------------------------------------------------
                                                         Amount and Nature of
                                                         Beneficial Ownership
-------------------------------------------------------------------------------------------------------
Title of Class      Name of Beneficial Owner             Direct (1)     Indirect     Percent of Class
-------------------------------------------------------------------------------------------------------
                    Directors and Nominees (2)

Common              Norman R. Augustine                   11,262         --          less than 1%
Common              David L. Boren                         6,373         --          less than 1%
Common              Robert E. Chappell, Jr.               12,825         --          less than 1%
Common              Robert M. Devlin                       4,262         --          less than 1%
Common              Larry D. Horner                        7,962         --          less than 1%
Common              J. J. Mulva                          560,906         --          less than 1%
Common              J. Stapleton Roy                       1,050         --          less than 1%
Common              Randall L. Tobias                      9,062         --          less than 1%
Common              Victoria J. Tschinkel                  8,174         --          less than 1%
Common              Kathryn C. Turner                      5,186         --          less than 1%

                    Executive Officers

Common              E. L. Batchelder                       23,755        --          less than 1%
Common              J. A. Carrig                          103,067        --          less than 1%
Common              D. W. DeCamp                            6,643        --          less than 1%
Common              J. E. Lowe                             30,634        --          less than 1%
Common              K. O. Meyers                           13,596        --          less than 1%
Common              J. C. Mihm                            134,813     2,143          less than 1%
Common              M. J. Panatier                        113,480        --          less than 1%
Common              B. Z. Parker                          166,928        --          less than 1%
Common              R. A. Ridge                            67,235        --          less than 1%
Common              J. B. Whitworth                       142,682        --          less than 1%

All directors, nominees and executive officers
as a group (20 in group)                                1,429,895     2,143          less than 1%
-------------------------------------------------------------------------------------------------------


(1) Direct ownership includes shares that may be acquired under the Company's stock options within 60 days of the record date.

(2) The shares stated as being beneficially owned by each nominee do not include shares beneficially owned by the other companies on whose boards of directors the nominees, directors or officers serve. Each nominee disclaims beneficial ownership of all such shares.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


The Company does not know of any director, officer, or beneficial owner of more than 10 percent of the Company's common stock who failed to timely file the required reports during 2001, under Section 16(a) of the Securities Exchange Act of 1934, as amended.

                        GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS 9

                              GENERAL INFORMATION
                       RELATING TO THE BOARD OF DIRECTORS

The Board of Directors

The Board of Directors directs the management of the Company's business and affairs. To assist it in carrying out its duties, the Board has delegated certain authority to five Committees. The Board held 10 meetings during 2001 and the directors, as a group, attended an average of 90 percent of all Board and Committee meetings.

Committees of the Board

The Board's Standing Committees are the Audit Committee, the Compensation Committee, the Committee on Directors' Affairs, the Executive Committee and the Public Policy Committee. The following table outlines the membership of each committee:

--------------------------------------------------------------------------------
              Compen-          Directors'                            Public
   Audit      sation            Affairs       Executive              Policy
--------------------------------------------------------------------------------
Horner*       Tobias*          Augustine*     Mulva*               Tschinkel*
Boren         Augustine        Chappell       Augustine            Boren
Chappell      Turner           Horner         Horner               Devlin
Devlin                                        Tobias               Roy
Roy                                           Tschinkel            Tobias
Tschinkel                                     Turner
* Chairman
--------------------------------------------------------------------------------

The Audit Committee operates under a charter approved by the Board in May 2000 and generally is responsible for:

(1) monitoring Management's preparation of quarterly and annual financial reports and discussing draft annual financial statements and key accounting and reporting matters with Management and the independent auditors;

(2) overseeing the Company's relationship with the independent auditors, including recommending their appointment or removal; reviewing the scope of the audit they are to conduct and the results of their audit; reviewing their fees for auditing and any other services they provide to the Company; and assessing the auditors' independence, taking into account the auditors' annual letter provided under Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" as well as the compatibility of non-audit services with the auditors' independence;

(3) reviewing the activities and recommendations of the Company's internal audit program; and

(4) supervising Management's implementation of an effective system of internal controls, including reviewing the Company's policies relating to conflicts of interest and legal, regulatory and ethical compliance.

The Audit Committee also may direct the General Counsel, any independent counsel, the independent auditors, the internal audit staff or others to inquire into and report on any matter having to do with the Company's business affairs.

To fulfill these responsibilities, the Audit Committee regularly meets with the Chief Financial Officer, the Controller, the General Auditor, and the independent auditors to discuss their judgments as to the acceptability and quality of the Company's accounting principles and to review and discuss all financial statements, the reasonableness of significant accounting judgments, and the clarity of financial statement disclosures. Before the Company issues financial statements, the Audit Committee Chairman, or the full Committee, reviews the statements with the Chief Financial Officer, Controller and the independent auditors.

The Audit Committee held three meetings in 2001.


The Compensation Committee recommends, for Board Approval, the salaries for the Chairman of the Board of Directors and Chief Executive Officer and the President, and approves salaries for all Executive Officers and all employees who earn $250,000 or more. The Committee also makes recommendations to the Board on any proposals for new benefits, incentive plans or programs for officers who are also directors, and on the application of amendments to existing plans or programs that would significantly increase such officers' compensation. The Committee further approves awards under the Annual Incentive Compensation Plan and the Omnibus Securities Plans of 1993 and 2002. The Compensation Committee held six meetings in 2001. The Company had no interlocking relationship during the last fiscal year.


The Committee on Directors' Affairs recommends to the Board qualified candidates for election as directors and nominates candidates to the Board committees. The Committee welcomes suggestions from stockholders about qualified candidates. A stockholder wishing to submit a recommendation to the Committee may do so by writing Dale J. Billam, Secretary, Phillips Petroleum Company, Bartlesville, Okla. 74004. The Committee on Directors' Affairs did not meet in 2001.


The Executive Committee: When the Board is not in session, this Committee has the same power and authority as the Board in the management and business of the Company, subject to the limitations in the Bylaws. The Committee is authorized to review and approve proposed corporate action when the Board is not in session and may make recommendations to the Board regarding any proposed corporate action. The Executive Committee did not meet in 2001.


The Public Policy Committee advises Management and the Board:

(1)   in response to current and emerging public policy issues, and

10 COMPENSATION OF DIRECTORS AND NOMINEES

(2) in the development and review of policies and budgets for contributions, including, among others, contributions to charitable, civic, cultural or educational organizations.

To carry out these duties, the Committee:

(a) identifies, evaluates and monitors the social, political, environmental, occupational, safety and health trends, issues and concerns, domestic and foreign, which affect or could affect the Company's business activities and performance;

(b) reviews information from Management and approves recommendations to aid in the formulation and adoption of policies, programs and practices about such things as ecological and environmental protection, employee safety, ethical business conduct, consumer affairs, alcohol and drug abuse, equal employment opportunity and government relations; and

(c) monitors and evaluates the Company's compliance with these policies, programs and practices.

The Committee may also authorize the use of Company funds for political contributions, if and to the extent permitted by law and the company's Bylaws. The Public Policy Committee held four meetings in 2001.


                     COMPENSATION OF DIRECTORS AND NOMINEES

Each director who chairs a committee receives $126,500 per year, while the other directors receive $125,000 per year. Half of this compensation is paid in Company stock, which may be restricted stock. The other half is paid as cash, but may be deferred or taken as additional restricted or unrestricted stock. The future payment of any deferred cash compensation is funded in a grantor trust designed for this purpose.

Restricted stock issued to each non-employee director remains restricted until the director retires from the Board. Dividends payable on restricted stock are reinvested in restricted stock. The restrictions on a percentage of the restricted shares begin lapsing five years prior to retirement from the Board. All restrictions will lapse in the year the director reaches age 70. A director may choose to delay the lapsing of the restrictions until retirement from the Board of Directors. The director also may elect to credit the value of lapsed shares to the director's account in the Deferred Compensation Plan for Non-Employee Directors, or may take possession of the shares.

Prior to retirement, the Company also provides each director with life insurance. The amount of coverage, which is based on length of Board service, begins at $200,000 and increases to a maximum of $300,000.

As part of its overall program to support communities and recognize the importance of charitable giving, the Company also has established The Phillips Petroleum Company Charitable Giving Program, which is funded by life insurance policies on directors who have served as a director for five years or more. Upon the death of an individual director, the Company will donate the $1,000,000 proceeds from such life insurance to one or more qualifying charitable organizations recommended by the individual director. The proceeds will be paid in $100,000 installments over a 10-year period. Individual directors derive no financial benefit from this program because all charitable deductions for federal and state income taxes accrue solely to the Company. The Company paid premiums of $336,274 in 2001.

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the six directors named below, each of whom is an independent director as defined by New York Stock Exchange rules. The Committee has reviewed and discussed the Company's audited financial statements with Management, which is primarily responsible for them, and Management has advised the Committee that the financial statements comply with generally accepted accounting principles. Ernst & Young LLP, the Company's independent auditor for 2001, is responsible for opining on the conformity of the Company's financial statements with generally accepted accounting principles. The Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication With Audit Committees." Ernst & Young has provided the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee has considered and discussed with Ernst & Young that firm's independence.

The Committee also considered the scope and adequacy of the Company's internal auditing program, including the results of domestic and foreign internal audits; proposals for adequate staffing; and proposals to strengthen internal controls and procedures where appropriate.

On the basis of the reviews, discussions and procedures outlined above, the Committee has recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for 2001.

The Audit Committee report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

THE AUDIT COMMITTEE

Larry D. Horner, Chairman                    Robert M. Devlin
David L. Boren                               J. Stapleton Roy
Robert E. Chappell, Jr.                      Victoria J. Tschinkel

                                                       EXECUTIVE COMPENSATION 11

                             EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the 2001, 2000 and 1999 compensation for the Company's Chief Executive Officer, the four most highly compensated officers and a retired Senior Vice President as of December 31, 2001.

------------------------------------------------------------------------------------------------------------------------------------
                                                  Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------
                                         Annual Compensation                                       Long-Term Compensation
                                 ------------------------------------- -------------------------------------------------------------
                                                                                  Awards               Payouts
                                                                        Restricted     Securities                        All Other
                                                          Other Annual     Stock       Underlying      Long-Term         Compen-
   Name and                                               Compensation   Award(s)(1)      Option/       Incentive        sation (2)
Principal Position       Year    Salary ($)    Bonus ($)       ($)          ($)           SARs(#)       Payout ($)           ($)
------------------------------------------------------------------------------------------------------------------------------------
J. J. Mulva              2001     1,281,250    3,630,000        0              0(4)     1,739,000     3,839,655(5)       17,994
Chairman of the          2000     1,045,833    4,516,875(3)     0      2,195,854          167,800     3,102,763(6)       16,619
Board & CEO              1999       806,669    1,075,804        0              0          186,800       558,803(7)       14,580

J. A. Carrig             2001       366,856      553,172        0              0           36,500       639,483(5)       17,926
Sr. Vice President       2000       294,082      677,273(3)     0      1,000,012           22,800       283,985(6)       16,415
& CFO                    1999       253,017      213,806        0              0           10,900        78,103(7)       13,393

J. E. Lowe               2001       366,856      581,328        0              0           36,500       493,553(5)       17,995
Sr. Vice President       2000       279,750      742,074(3)     0      1,000,012           22,800       281,675(6)       16,348
                         1999       187,164      153,121        0              0            9,200             0(7)       12,117

B. Z. Parker             2001       522,450      450,073        0              0           42,000       951,787(5)       17,145
Executive Vice           2000       497,253      553,041        0              0           31,600       725,257(6)       15,769
President                1999       452,502      387,311        0              0           52,800       260,054(7)       13,780

J. B. Whitworth          2001       492,823      680,089        0              0           45,800     1,061,766(5)       17,995
Exec. Vice President,    2000       398,497      960,962(3)     0        800,009           26,500       961,582(6)       16,619
General Counsel &        1999       364,002      372,320        0              0           36,000       192,047(7)       14,580
Chief Admin. Officer

T. C. Morris (8)         2001       153,667      147,815        0              0                0        735,047(5)      16,265
Sr. Vice President       2000       441,500      977,209(3)     0              0           24,200        897,867(6)      16,619
& CFO (Retired)          1999       404,997      374,368        0              0           40,100        187,769(7)      14,580
------------------------------------------------------------------------------------------------------------------------------------

(1) The value of restricted stock awards on the date of grant made in 2000. The Company settled awards under its 1985 and 1987 annual incentive plans and under all long-term incentive plans since 1986 by issuing shares of restricted stock that are not transferable before death, disability or retirement, unless the Compensation Committee of the Board of Directors removes the restrictions or upon a change of control. In addition, the Compensation Committee has granted special awards of restricted stock from time to time. The aggregate number of both types of restricted shares held at December 31, 2001, and the market value of such shares on that date (calculated without regard to the restrictions and the resulting inability of the named executives to realize such values at such times) were: J. A. Carrig, 38,815 shares, $2,351,413; J. E. Lowe, 25,215 shares, $1,527,525;
      T. C. Morris, 0 shares, $0; J. J. Mulva, 183,868 shares, $11,138,723; B.
      Z. Parker, 42,244 shares, $2,559,142; and J. B. Whitworth, 10,781 shares, $653,113.

(2) Includes Company contributions to the Thrift Plan for the benefit of participants and the value of the shares allocated to Long-Term Stock Savings Plan participants as of the respective valuation dates.

(3) The amount shown includes a special recognition award for major accomplishments in the successful completion of the Duke Energy Field Services joint venture, the Chevron Phillips Chemical Company joint venture and the acquisition of ARCO's Alaskan businesses. The award amounts were: J. A. Carrig, $300,000; J. E. Lowe, $300,000; T. C. Morris, $400,000; J. J. Mulva, $900,000; and J. B. Whitworth $400,000.

(4) Although not reflected in this table, the Compensation Committee granted Mr. Mulva 250,000 Restricted Stock Units in 2001. See the Compensation Committee's Report on pages 15-18 for further explanation.

(5) Value of the awards on the award approval date for performance under the Long-Term Incentive Plan Performance Period from 1999-2001. Awards were issued in restricted stock units for J. A. Carrig, J. E. Lowe, J. J. Mulva, B. Z. Parker and J. B. Whitworth and in unrestricted shares for
      T. C. Morris.

(6) Value of the restricted stock on the date of the award for performance under the Long-Term Incentive Plan Performance Period from 1998-2000.

(7) Value of the restricted stock on the date of the award for performance under the Long-Term Incentive Plan Performance Period from 1997-1999.

(8) T. C. Morris retired as an Officer of the Company as of January 31, 2001, and as an employee effective May 1, 2001.

12 OPTIONS/SAR GRANTS

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Stock options granted during 2001 to the Chief Executive Officer, the four most highly compensated officers and a retired Senior Vice President of the Company are reflected in the following Options/SAR Grants in Last Fiscal Year table.

                                        INDIVIDUAL GRANTS
                --------------------------------------------------------------------         POTENTIAL REALIZABLE VALUE AT ASSUMED
                      Number of        Percent of Total                                           ANNUAL RATES OF STOCK PRICE
                     Securities         Options/SARS                                           APPRECIATION FOR OPTION TERM (1)
                     Underlying          Granted to       Exercise or
                    Options/SARS        Employees in       Base Price     Expiration
Name                  Granted           Fiscal Year        ($/Share)          Date          0%($)        5%($)              10%($)
------------------------------------------------------------------------------------------------------------------------------------

J. J. Mulva .......... 239,000              5.52%          54.77            10/08/11          0         8,231,160        20,862,310
                       750,000             17.31%          64.13            11/17/11          0        30,247,500        76,657,500
                       750,000             17.31%          51.31            11/17/11          0        24,202,500        61,327,500
J. A. Carrig .........   1,400              0.03%          56.34            02/12/11          0            49,602           125,706
                        35,100              0.81%          54.77            10/08/11          0         1,208,844         3,063,879
J. E. Lowe ...........   1,400              0.03%          56.34            02/12/11          0            49,602           125,706
                        35,100              0.81%          54.77            10/08/11          0         1,208,844         3,063,879
B. Z. Parker .........  42,000              0.97%          54.77            10/08/11          0         1,446,480         3,666,180
J. B. Whitworth ......   3,100              0.07%          56.34            02/12/11          0           109,833           278,349
                        42,700              0.99%          54.77            10/08/11          0         1,470,588         3,727,283
T. C. Morris .........       0                 0%             --                  --         --                --                --
Total Stockholders (2)     N/A               N/A             N/A                 N/A          0     9,754,734,147    24,723,889,189

(1) SEC rules require disclosure of "potential realizable value" for illustration only. The Company does not intend these values to be, and you should not interpret them to be, representations or projections of future value of the Company's stock or of the stock price.

(2) To put the illustrative potential realizable value into perspective, if the Company's stock price increased 5 percent or 10 percent per year for 10 years from January 1, 2001 (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares outstanding at January 1, 2001, is shown above as "potential realizable value" for total stockholders.

                         TEN-YEAR OPTION/SAR REPRICING

There have been no option or stock appreciation right repricings during the last 10 years for the Chief Executive Officer, for any of the four most highly compensated officers or for a retired Senior Vice President of the Company as reflected in the following Ten-Year Option/SAR Repricing table.

                               Number of Securities       Market Price        Exercise                        Length of Original
                                   Underlying             Of Stock at          Price                            Option Term
                                  Options/SARs              Time of          At Time of          New           Remaining at Date
                                  Repriced or             Repricing or      Repricing or      Exercise          Of Repricing or
  Name              Date           Amended                Amendment ($)     Amendment ($)     Price ($)            Amendment
------------------------------------------------------------------------------------------------------------------------------------
J. J. Mulva          -                0                       -                 -                -                      -
J. A. Carrig         -                0                       -                 -                -                      -
J. E. Lowe           -                0                       -                 -                -                      -
B. Z. Parker         -                0                       -                 -                -                      -
J. B. Whitworth      -                0                       -                 -                -                      -
T. C. Morris         -                0                       -                 -                -                      -

                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR 13

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

The following table shows the number of shares the Chief Executive Officer, the four most highly compensated officers and a retired Senior Vice President of the Company acquired and the net value they realized from exercising stock options during 2001, and the number and value of exercisable and unexercisable stock options granted under the 1990 Stock Plan and the 1993 Omnibus Plan at fiscal year-end 2001.

                                                                         Number of Securities        Value of Unexercised
                                                                        Underlying Unexercised           In-the-Money
                                                                           Options/SARs at              Options/SARs at
                                                                           Fiscal Year-End          Fiscal Year-End ($) (2)
-------------------------------------------------------------------------------------------------------------------------------
                    Number of Shares Acquired       Net Value                 Exercisable/               Exercisable/
   Name                    On Exercise           Realized ($) (1)            Unexercisable              Unexercisable
                                                                                 478,702                   8,412,665
J. J. Mulva                      0                     0                       1,975,391                   9,899,896
                                                                                  58,968                   1,133,118
J. A. Carrig                     0                     0                          62,258                     381,569
                                                                                  22,342                     225,900
J. E. Lowe                       0                     0                          59,158                     335,861
                                                                                 124,019                   1,786,935
B. Z. Parker                 8,947               328,131                         103,891                     823,373
                                                                                 102,442                   1,629,255
J. B. Whitworth                  0                     0                          93,616                     695,787
                                                                                  90,303                   1,340,295
T. C. Morris                 5,062                76,927                          42,787                     480,755

(1) Net value realized is the market price on the date of exercise, less the option price, times the number of shares exercised under the option.

(2) Based on $60.58, the fair market value of the Company's common stock on December 31, 2001.

14 LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

The following table shows Long-Term Incentive Plan awards established under the Omnibus Securities Plan during 2001 for the Chief Executive Officer, the four most highly compensated officers and a retired Senior Vice President of the Company.

                                                             Estimated Future Payouts Under Non-Stock Price Based Plans
                                                             ----------------------------------------------------------
                                     Performance or
                                      Other Period                            Number of Shares (1)
                    Number of       Until Maturation
   Name              Shares             Or Payout                  Threshold (2)          Target          Maximum
-----------------------------------------------------------------------------------------------------------------------
J. J. Mulva          46,552             12/31/03                     23,276               46,552          93,104
J. A. Carrig          5,458             12/31/03                      2,729                5,458          10,916
J. E. Lowe            5,458             12/31/03                      2,729                5,458          10,916
B. Z. Parker          9,298             12/31/03                      4,649                9,298          18,596
J. B. Whitworth       7,642             12/31/03                      3,821                7,642          15,284
T. C. Morris          7,753 (3)         12/31/03                      3,877                7,753          15,506

(1) The March 12, 2002, approval of the Conoco merger by the Company's stockholders constituted a change of control that accelerated the settlement of target awards for the period January 1, 2001 through December 31, 2003.

(2) The Company's total stockholder return must rank in the top 75 percent when compared with the peer group before any award can be approved. This is called the "threshold performance." If the threshold performance is achieved, the Compensation Committee expects to approve awards of 50 percent of the target number of shares established for the performance period. The actual awards earned can range from 0 percent to 200 percent of the target awards.

(3) The number of shares for T. C. Morris will be prorated to 861 shares. For threshold, target and maximum, the amounts are: 431 shares; 861 shares; and 1,722 shares, respectively, based on the four months he was an employee during the Performance Period.

                                                COMPENSATION COMMITTEE REPORT 15

                          COMPENSATION COMMITTEE REPORT
                                TO STOCKHOLDERS
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Committee is composed solely of independent, outside directors who qualify as Non-Employee Directors under Rule 16b-3 of the Securities Exchange Act of 1934.

The executive compensation programs are designed to motivate all executives to work as a team to (i) maximize long-term stockholder value, (ii) achieve a high level of return on capital employed, (iii) provide industry safety leadership and environmental stewardship, and (iv) successfully complete corporate transactions including mergers, acquisitions, joint ventures and divestitures, where such transactions create stockholder value.

The Company's businesses are extremely capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. For the near term, the Company's prospects and performance are measured by its share price, which can be affected significantly by commodity prices and world events over which the Company and its management have no control. Therefore, the Committee bases executive compensation decisions on quantitative and qualitative measures, along with external factors that may have affected such measures. The Committee also exercises its discretion in evaluating performance achievements of executives, operating units and staffs.

During 2001, the quantitative measures the Committee considered included: relative total return to stockholders; relative return on capital employed by the Company; and the Company's safety performance. The determination of safety performance is based on several factors including employee and contractor recordable injury rate, progress on the Company's Process for Safety Excellence performance, lost time injuries, severity of injuries, and awards for environmental performance. Quantitative measures to evaluate Corporate and Award Unit performance included: (i) for operating units, their controllable expenses, operating efficiency, return on capital employed, capital efficiency and safety performance; (ii) for development units, their progress on project milestones and accomplishments, exploration value indices, growth value indices, controllable expenses and safety performance; and (iii) for staff units, their controllable expenses, safety performance, and the success of internal customers who bear their costs.

The Committee uses the following qualitative performance measures for individuals: the application of experience; success in developing and implementing strategic plans; contribution to the growth or success of business line accomplishments; leadership in the industry and community; and social responsibility.

By design, executive compensation provides awards that vary with performance and produces an opportunity for earnings through performance over a longer term. The Company encourages stronger executive performance by making a substantial percentage of total executive compensation variable, or "at-risk," through the Annual Incentive Compensation Plan, the granting of stock options, and awards under the Long-Term Incentive Plan.

Internal Revenue Code Section 162(m)

The Compensation Committee has carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to executive officers named in the Summary Compensation Table. The 2002 Omnibus Securities Plan, which we refer to as the "2002 Omnibus Plan," furthers this policy by providing for Qualified Performance-Based Awards grantable at the Compensation Committee's discretion. The Company generally will be entitled to take tax deductions relating to Qualified Performance-Based Awards, which may include Restricted Stock, Restricted Stock Units and other performance-based awards. In addition, the Company expects all options granted under the 2002 Omnibus Plan to be exempt from taxation under Section 162(m).

The Committee also seeks to maintain flexibility to approve compensation arrangements that, although not necessarily fully tax deductible to the Company, are nonetheless in the Company's and its stockholders' best interest. The Committee will continue to review the Company's executive compensation practices to determine if other elements of executive compensation qualify as "performance-based compensation" under the Internal Revenue Code.


                    Executive Compensation Actions for 2001

Salaries

On October 8, 2001, the Committee reviewed competitive salary data to approve changes to the annual salaries for all executive officers (except Mr. Mulva) and for employees with annual salaries of $250,000 or more. These changes were made effective as of October 1, 2001.

For Mr. Mulva, the Committee proposed salary changes for the Board of Director's approval. On October 8, 2001, the Board approved the Committee's recommendation to increase Mr. Mulva's annual salary to $1,375,000. This increase was competitive and recognized Mr. Mulva's accomplishments in the successful corporate transactions completed during 2001, including the acquisition of Tosco. Mr. Mulva's last prior salary increase was August 1, 2000.

16 COMPENSATION COMMITTEE REPORT

Annual Incentive Compensation Program

The Committee administers and sets yearly objectives for the Annual Incentive Compensation Plan, or "AICP," from which the Committee may award annual bonuses. The Committee set three Companywide objectives for 2001: (i) favorable total stockholder return for 2001 relative to the stockholder return of the Company's oil industry peers as listed in the "Performance Graph" on page 19 of this Proxy Statement; (ii) favorable return on capital employed relative to the return on capital employed of the Company's oil industry peers; and (iii) safety performance awards as measured by a number of factors including employee and contractor recordable injury rate, progress on the Process for Safety & Environmental Excellence Plan performance, chargeable vehicle incidents, lost time injuries, which takes into consideration the severity of injuries as well as industry/governmental awards for safety and environmental performance.

The Committee, using both internally generated data and data obtained from an independent, third party consultant, established targets for individual AICP awards based on individual grades. For 2001, the target percentages varied from
22.5 percent of salary, for the beginning level of AICP eligibility, to 100 percent of salary, for Mr. Mulva. The target percentages are prorated to recognize changes in salary grades during the year. The Committee can approve individual awards from 0 percent of the target amount to 200 percent of the target amount for the award year, based upon the Committee's assessment of performance.

Mr. Mulva's AICP award is based on overall corporate performance. Awards to all other AICP participants reflect the performance of the operating unit, development unit or staff group with which the participant is related, as well as corporate performance. In the February 2002 meeting of the Compensation Committee of the Board of Directors, awards for the 2001 Performance Year were reviewed and determined. The Committee determined that the Company was fourth in the group of peer companies for total shareholder return, fourth in the group of peer companies for Return on Capital Employed and accomplished the best safety performance for both Recordable Injury Rate and Lost Workday Accidents since the beginning of the program. Based on the Company's Corporate and Business Unit performance for the year, awards ranging from 108 percent to 145 percent of the target amount were approved.

With respect to Mr. Mulva's award, the Board of Directors considered the Company's performance under the Plan and Mr. Mulva's leadership in the completion of the Tosco acquisition and the successful negotiation of the merger agreement with Conoco.

Based on these results, Mr. Mulva received an award for 2001 performance under the AICP of $3,630,000 to recognize Mr. Mulva's role in the transformation of the Company and his role in its improved operating and financial performance.

The Summary Compensation Table on page 11 of this Proxy Statement lists the amount of Mr. Mulva's award.

Stock Options

The Committee typically considers whether to grant stock options in October of each year. To date, the Committee has only granted stock options with exercise prices equal to or greater than the fair market value of the Company's stock on the date of the grant. If the Company's stock does not trade on the New York Stock Exchange on the date of the grant, the Committee determines fair market value on the last trading day before the date of the grant. After considering internally generated information and consulting with independent third-parties, the Committee sets the number of shares subject to options to approximate the grants by peer companies to persons in corresponding job positions. The Committee also considers individual performance when making each option grant.

These same considerations also govern the Committee's award of supplemental stock options, typically granted to recognize promotions made during the year.

On October 8, 2001, the Committee granted Mr. Mulva stock options to acquire 239,000 shares of common stock. The Committee also granted stock options to the other executive officers, to all other employees whose annual salary is $250,000 or more, and to other employees where the potential realizable value derived through a growth model calculation of the stock options exceeded 100 percent of employee's salary. These stock option grants were in conjunction with the annual stock option grants to all eligible employees. You should look to the table entitled "Options/SAR Grants in Last Fiscal Year" on page 12 of this Proxy Statement to see the stock option grants to Mr. Mulva and the Company's other four most highly paid officers.

In December 2001, the Committee granted stock options, effective January 1, 2002, to certain executive employees of RM&T who were former Tosco employees.


Effect of Stockholder Approval of Conoco Merger on Stock Options Granted Before November 17, 2001

On March 12, 2002, the Company's stockholders approved the merger of the Company and Conoco Inc. This constituted a "change of control" under the Omnibus Securities Plan of Phillips Petroleum Company approved by stockholders in 1993, which we refer to as the "1993 Omnibus Plan." The 1993 Omnibus Plan governs all currently unvested, outstanding stock options. Unless otherwise provided in the applicable grant agreement, the change of control caused all

                                                COMPENSATION COMMITTEE REPORT 17

outstanding Stock Options and Stock Appreciation Rights granted before November 17, 2001 (the date the Board approved the merger) to become fully exercisable and vested. Accordingly, all stock options granted to Mr. Mulva and other listed executives before November 17, 2001, became fully vested and exercisable.


Long-Term Incentive Plan

The Committee administers the Long-Term Incentive Plan, or "LTIP," under the 1993 Omnibus Plan. Under the 1993 Omnibus Plan, the Committee annually establishes a three-year performance period over which it will compare the Company's total stockholder return and return on capital employed with the total stockholder return and return on capital employed for the Company's oil industry peers. The Committee may grant awards only if the Company's total stockholder return over the performance period is in the top 75 percent of industry peer companies.

Historically, the Company has settled LTIP awards with Restricted Stock. However, on December 17, 2001, the Company commenced an Exchange Offer permitting (1) eligible holders of Restricted Stock to exchange that stock for Restricted Stock Units, and (2) eligible holders of LTIP awards to exchange those awards for LTIP awards to be settled in Restricted Stock Units. This was done to give eligible Restricted Stock holders an opportunity to avoid possible adverse tax consequences from shareholder approval of the Conoco merger. Restricted Stock Units have the same economic consequences as Restricted Stock, but the Company does not issue actual shares to the holders until the award finally is settled, regardless of when the award vests.

In February 2001, the Committee established the ninth performance period under the Plan, covering January 1, 2001 through December 31, 2003. The target awards for Mr. Mulva and the other executive officers are shown on the table entitled "Long-Term Incentive Plan Awards in Last Fiscal Year." The Committee based these awards on a percentage of salary, varying according to salary grade, and the price of the Company's stock at the beginning of the performance period. To set these target levels, the Committee considered both internally generated information and competitive data provided by an independent, third-party consultant. The Committee also granted supplemental target awards, listed in the table, to recognize promotions during the year.

In February 2002, the Committee determined the actual awards for the seventh performance period of the LTIP, covering January 1, 1999, through December 31, 2001. For the Total Shareholder Return performance measure, the Company was second of the peer group with a total return including reinvested dividends of 53 percent. This return was compared to an average for the group of 26 percent. For the measure Return on Capital Employed, the Company achieved an average annual return for the three-year period of 15.2 percent which placed the Company fourth within the peer group. The return of 15.2 percent resulted when the return was adjusted for purchase accounting to make the Company's return for the period comparable with those of the other peer companies. Based on the combined performance for stockholder return and return on capital employed for this period, the Committee granted awards totaling 50 percent greater than the target amount set for the participants at the beginning of the seveth performance period. The award for Mr. Mulva was further adjusted by 50 percent to reflect his leadership and contribution to the strategic transformation of the Company that occurred during the three-year period. The value of the awards for this period, to be settled in Restricted Stock or Restricted Stock Units, for the five most highly compensated executive officers, is shown in the "2001" row of the Summary Compensation Table found in this Proxy Statement.


Effect of Stockholder Approval of the Conoco Merger on Restricted Stock, Restricted Stock Units and Performance Awards Granted before November 17, 2001

Approval of the Conoco merger by the Company's stockholders constituted a "change of control" under the 1993 Omnibus Plan. As a result, all Restricted Stock and Restricted Stock Units granted before November 17, 2001, as well as all Restricted Stock Units granted under the Exchange Offer described above, became unrestricted and fully vested and, in the case of Restricted Stock, transferable. Furthermore, because of the change of control, all outstanding Performance Awards and other Awards became earned and payable.

The shares of Restricted Stock or Restricted Stock Units, as applicable, awarded to Mr. Mulva and the other listed officers are shown on the Summary Compensation Table under the Long-Term Incentive Payout.


Grants of Stock Options and Restricted Stock to J. J. Mulva

On November 17, 2001, the Company granted Mr. Mulva options to purchase 750,000 shares of Phillips common stock for $51.31 per share, which is the average of the high and low trading prices of Phillips common stock on November 16, 2001. He also received options to purchase 750,000 shares of Phillips common stock for $64.13 per share, which is 125 percent of the average of the high and

18 COMPENSATION COMMITTEE REPORT

low trading prices of Phillips common stock on November 16, 2001. These options automatically convert into options to purchase ConocoPhillips common stock when the merger is completed. Generally, one-third of the options will vest upon the merger's completion, one-third will vest one year after the merger's completion, and one-third will vest two years after the merger's completion. If the merger is not completed, they will vest on November 17, 2007. The options will also vest upon a future change of control other than the merger, and in the case of certain employment terminations.

On November 17, 2001, the Company also granted Mr. Mulva 250,000 Restricted Stock Units, based on shares of Phillips common stock, that will convert into units based on ConocoPhillips common stock upon merger completion. Over time, Mr. Mulva will be credited with additional Restricted Stock Units, representing the number of shares having a fair market value equal to the dividends that would have been paid on the units had they been actual shares. These additional units will be credited to Mr. Mulva when dividends are paid on the Phillips common stock or, after the merger, on the ConocoPhillips common stock.

Mr. Mulva will forfeit these Restricted Stock Units if the merger is not completed. Otherwise, the Restricted Stock Units will vest on June 19, 2006. The units also will vest upon a future change of control other than the Conoco merger, upon Mr. Mulva's death or disability, and upon certain terminations of employment. When the units vest, the Company will pay Mr. Mulva the value of the units, unless he previously has elected to defer the payments under the Phillips Key Employee Deferred Compensation Plan.

THE COMPENSATION COMMITTEE

Randall L. Tobias, Chairman
Norman R. Augustine
Kathryn C. Turner

                                                            PERFORMANCE GRAPH 19

The Performance Graph shows the Company's total return to stockholders over the five-year period from December 31, 1996, through December 31, 2001, compared with the S&P 500 Index and two formulations of the peer group index of integrated oil companies. Due to mergers and acquisitions by Phillips, as well as within the oil industry, the Compensation Committee decided during 2001 to add major international oil companies Eni, Repsol, Royal Dutch and TotalFinaElf to the existing peer group. The table shows both the old and the new peer groups.

                                PERFORMANCE GRAPH
         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN (1) Among Phillips Petroleum, S&P 500 Index, and Peer Group Indexes (2) (3)



                                   LINE GRAPH



                           1997       1998       1999       2000       2001
---------------------------------------------------------------------------
Phillips Petroleum         $113       $102       $116       $144       $156
S&P 500 Index               133        171        208        189        166
Peer Group Index (2)        122        140        167        168        163
Peer Group Index (3)        124        132        159        162        152

(1) Assumes $100 invested at closing prices on December 31, 1996, in Phillips common stock, S&P 500 Index and Peer Group Indexes. Also assumes dividend reinvestment.

(2) Amerada Hess, BP, ChevronTexaco, Conoco (1999 - 2001 only), ExxonMobil, Marathon, Occidental and Unocal.

(3) Amerada Hess, BP, ChevronTexaco, Conoco (1999 - 2001 only), Eni, ExxonMobil, Marathon, Occidental, Repsol, Royal Dutch, TotalFinaElf and Unocal.

20 PENSION PLAN

                                  PENSION PLAN

The Retirement Income Plan, in which all active eligible employees (including executive officers) participate, does not require participant contributions. Benefits are computed according to several formulas. Officers, including executive officers, generally receive benefits under a final average earnings formula. Benefits are based on length of service, a participant's annual salary and awards paid under the Annual Incentive Compensation Plan. Normal retirement age is 65.

A participant may retire as early as age 55 and receive a reduced benefit. Benefits for a retiring employee are paid in the form of a straight-life annuity or one of several other forms of equivalent actuarial value.

The Pension Plan Table shows the maximum estimated straight-life annual benefits payable at normal retirement age to employees in the higher salary classifications, prior to reductions required by the plan for Social Security benefits.


                                                        PENSION PLAN TABLE
                          Estimated Annual Retirement Benefits Under Final Average Earnings Formula (1) (2)

Annual Average of Highest 3
Consecutive Calendar Years'
Salary and Highest 3 AICP Awards                          Years of Credited Service At Normal Retirement
in 10 Years Preceding Retirement     ---------------------------------------------------------------------------------------
and Value of Special Awards (3)           20                25                 30                 35                 40
----------------------------------------------------------------------------------------------------------------------------

        1,000,000                      320,000            400,000            480,000            560,000            640,000
        1,500,000                      480,000            600,000            720,000            840,000            960,000
        2,000,000                      640,000            800,000            960,000          1,120,000          1,280,000
        2,500,000                      800,000          1,000,000          1,200,000          1,400,000          1,600,000
        3,000,000                      960,000          1,200,000          1,440,000          1,680,000          1,920,000
        3,500,000                    1,120,000          1,400,000          1,680,000          1,960,000          2,240,000
        4,000,000                    1,280,000          1,600,000          1,920,000          2,240,000          2,560,000
        4,500,000                    1,440,000          1,800,000          2,160,000          2,520,000          2,880,000
        5,000,000                    1,600,000          2,000,000          2,400,000          2,800,000          3,200,000
        5,500,000                    1,760,000          2,200,000          2,640,000          3,080,000          3,520,000
        6,000,000                    1,920,000          2,400,000          2,880,000          3,360,000          3,840,000
        6,500,000                    2,080,000          2,600,000          3,120,000          3,640,000          4,160,000
        7,000,000                    2,240,000          2,800,000          3,360,000          3,920,000          4,480,000
        7,500,000                    2,400,000          3,000,000          3,600,000          4,200,000          4,800,000

(1) By law, the retirement plan may not provide annual benefits above a maximum amount or include, in benefit computations, compensation greater than the amount the Internal Revenue Code specifies. Also, the Company may reduce retirement plan benefits for those who also participate in the AICP deferral program and the voluntary salary reduction program. Retirement benefits also include the value of specified cash and restricted stock awards. The Company will make supplemental payments, if necessary, to provide the total benefits indicated on the table. The Company also maintains, as a recruiting tool, a supplemental plan under which officers and other executives who are hired mid-career may receive retirement income beyond that which the retirement plan would provide for their shorter Credited Service. However, total benefits under this supplemental plan and the retirement plan will not exceed the benefits a full career employee at similar salary levels would receive under the retirement plan. The Company has funded these supplemental benefits in a grantor trust designated for this purpose.

(2) With respect to the executive officers named in the Summary Compensation Table, their years of credited service as of February 28, 2002, for retirement purposes are: J. A. Carrig, 24 years; J. E. Lowe, 21 years; J.
      J. Mulva, 30 years; B. Z. Parker, 33 years; and J. B. Whitworth, 36 years. See the Summary Compensation Table for their current covered compensation.
      T. C. Morris retired as an employee in May 2001 with 35 years of credited service.

(3) AICP Awards are shown under the heading "Bonus" and the Special Awards are shown in footnote 3 in the Summary Compensation Table. The value of the restricted stock awards shown under the heading "Restricted Stock Awards" in the Summary Compensation Table is includable when the restrictions lapse on one-third of the shares in each of 2001, 2002 and 2003 for J. B. Whitworth, and in 2005 for J. A. Carrig, J. E. Lowe and J. J. Mulva.

                                                     EXECUTIVE SEVERANCE PLAN 21

                            EXECUTIVE SEVERANCE PLAN

The Company's Executive Severance Plan pays certain severance benefits to participants, including the Company's executive officers, if their employment terminates within two years after a "change of control" of the Company either
(1) by the Company, other than for death, disability, transfer to another employer, retirement, cause, as a result of certain sales of subsidiaries or divisions, or (2) by the participant, within 90 days of an event constituting good reason. The March 12, 2002 Stockholder approval of the Conoco merger constituted a change of control under this plan. Upon completion of the merger, ConocoPhillips will assume the plan.

"Group one" participants in the plan, which include the Company's Executive Vice Presidents and Senior Vice Presidents and, until completion of the Conoco merger, Mr. Mulva, receive severance benefits based on three years' pay, and "group two" participants, including the Company's Vice Presidents, receive benefits based on two years' pay. The severance benefits under the severance plan consist of:

(1) a lump-sum payment of three or two times the sum of the participant's base salary and the greater of (a) the bonus earned by the participant for the last fiscal year before the termination date or (b) the highest target award for the calendar year of the termination date; and

(2) continuation of medical and dental coverage for 18 months after the termination date.

Participants will also be credited with additional years of service under Phillips' retirement plans based upon the number of years represented by the above lump-sum payment, and up to one year's worth of such lump-sum payment will be treated as pensionable earnings.

In addition, if a participant institutes legal action to obtain or enforce any right or benefit under the severance plan, the Company will reimburse the participant's reasonable costs and expenses relating to the legal action, including legal fees and expenses, unless a court determines that the participant's position was frivolous. Finally, participants who relocate to secure new employment are entitled to the home sale assistance benefits provided under the Phillips Work Force Stabilization Plan.

If any payments or benefits are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make additional payments to restore participants to the after-tax position they would have occupied had the excise tax not been imposed. However, the Company will not make additional payments if a participant's payments or benefits do not exceed 110 percent of the maximum amount the participant can receive without being subjected to the golden parachute excise taxes. In that case, amounts payable under the severance plan will be reduced to the maximum amount permissible to avoid imposition of the tax. However, the Company does not expect any excise taxes of this sort.

If the Conoco merger were completed on July 1, 2002, and the Company terminated the executive officers other than Mr. Mulva without cause immediately thereafter, the estimated cash severance that would be payable under the severance plan, plus the value of the additional retirement benefits described above, based on certain assumptions and currently available information, to Messrs. Carrig, Lowe, Parker, Whitworth, and all other executive officers would be $2,867,013, $2,935,346, $3,954,556, $3,750,381, and $15,877,948,
respectively. After completion of the Conoco merger, Mr. Mulva will be ineligible under the severance plan because his new employment agreement with the Company and ConocoPhillips supersedes the severance plan.


                           TERMINATION OF EMPLOYMENT
                                      AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

The Work Force Stabilization Plan, authorized on April 26, 1988, provides that all Company employees, including executive officers, who are laid off (as defined in the plan) within two years after a change of control of the Company (as defined below) are entitled to severance benefits equal to four weeks' pay for each year of service, subject to a maximum of 104 weeks. "Pay" is determined by adding the employee's current base salary, regularly scheduled overtime pay and most recent Annual Incentive Compensation Plan or Performance Incentive Programs award (or target award, if greater). The Company will reduce the Work Force Stabilization Plan benefits payable to employees who also participate in the Executive Severance Plan, by the amount of benefits those employees receive under the Executive Severance Plan.

Company-sponsored medical and dental programs would be continued for affected employees. The period of time which severance benefits cover would be added to service for purposes of Retirement Income Plan calculations, and all affected employees would immediately be vested. In addition, affected employees could require the Company to purchase their principal residences under a formula-pricing arrangement intended to protect them from loss of value, and could receive reimbursement of legal expenses incurred in connection with certain claims for benefits under the plan.

A change of control occurs if there is:

(1) an acquisition (other than directly from the Company) of 20 percent or more of the beneficial interest in the Company's voting stock by a party other than the Company, a subsidiary or a Company-sponsored benefit plan;

22 PROPOSAL 1

(2) a change in the Board of Directors such that the current directors (together with the successors which they nominate or approve for nomination) no longer comprise a majority of the Board;

(3) stockholder approval of a complete liquidation or dissolution of the Company; or

(4) stockholder approval of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the Company's assets, or the acquisition of the assets of another entity, unless after such transaction, each of the following is true:
      (a) Company stockholders from before the transaction continue to beneficially own at least 60 percent of the resulting corporation's stock and voting securities;
      (b no person (other than employee benefit plans of the Company or the resulting corporation) beneficially owns more than 20 percent of the resulting corporation's stock and voting securities; and
      (c) a majority of the Board of Directors of the resulting corporation were Company directors immediately before the transaction.

The March 12, 2002 Stockholder approval of the Conoco merger constituted a change of control under the Work Force Stabilization Plan.


                      Other Change-of-Control Arrangements

Upon a change of control, benefits to officers and other employees are accelerated under each of the 1993 Omnibus Securities Plan, the 1986 Stock Plan, the 1990 Stock Plan, the Annual Incentive Compensation Plan, and the 2002 Omnibus Securities Plan. The March 12, 2002 Stockholder approval of the Conoco merger constituted such a change of control.


                          PROPOSAL 1 - BY THE COMPANY

The Board of Directors unanimously recommends a vote FOR adoption of the following resolution, which will be presented at the meeting:

                      ------------------------------------
RESOLVED, that the Board of Directors' designation of Ernst & Young LLP to serve as the independent auditors to audit the books, records and accounts of the Company for the 2002 fiscal year be and hereby is approved.
                      ------------------------------------

Upon the recommendation of the Audit Committee, the Board of Directors has designated Ernst & Young LLP for the purpose stated above and, in accordance with the Bylaws of the Company, has directed that a vote of stockholders be taken to determine their approval or disapproval.

As provided in the Company's Bylaws, in the event of stockholder disapproval, the Board must then determine whether to replace the independent auditors before the end of the current year and shall designate other independent auditors for the following year.

Fees of Ernst & Young LLP for the annual audit for the year ended December 31, 2001, were $4,447,000, and all other fees were $2,975,000, including audit-related services of $1,843,000; and other non-audit services of $1,132,000. Audit-related services generally include fees for pension, subsidiary-company and statutory audits, accounting consultations and U.S. Securities and Exchange Commission registration statements. The Company paid Ernst & Young LLP no fees in 2001 for financial information systems design and implementation services.

Ernst & Young LLP has served as the Company's independent auditors since 1949 and is familiar with the Company's operations, accounting policies and procedures. In the Company's opinion, Ernst & Young LLP is well-qualified to act in this capacity. Ernst & Young LLP representatives will be present at the meeting to make any statement they desire and to answer appropriate questions directed to them.


                        PROPOSAL 2 - BY TWO STOCKHOLDERS

This proposal was submitted by Green Century Capital Management, Inc., on behalf of the Green Century Balanced Fund, 29 Temple Place, Suite 200, Boston, Massachusetts 02111, and The Missionary Oblates of Mary Immaculate,
391 Washington Avenue NE, Washington, DC 20017-1516. Stock ownership information regarding the proponents will be promptly provided by the Company upon receiving an oral or written request.

                      ------------------------------------
"WHEREAS: the Arctic National Wildlife Refuge is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large population of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

the U.S. Fish and Wildlife Service considers the Arctic Refuge one of the finest examples of wilderness left on the planet; and

the Coastal Plain of the Arctic Refuge is the only section of Alaska's entire North Slope not open for oil and gas leasing, exploration and production;

RESOLVED, the Shareholders request that the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company drilling for oil and gas in the Coastal Plain of the Arctic National Wildlife

Refuge. The report should also cover the financial costs of the plan and the expected return."
                      ------------------------------------

Supporting Statement:

"'Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage.' -- President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world's largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska's North Slope. More than 1,500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of nitrogen oxide and 100,000 metric tons of methane, emissions that contribute to smog, acid rain and global warming.

The Coastal Plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrates each spring to give birth. The Department of Interior has concluded that development in the Coastal Plain would result in major adverse impacts on the caribou population. According to biologists from the Alaska Department of Fish and Game, caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The Coastal Plain is also the most important onshore denning area for the entire South Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for at least 180 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil in the Coastal Plain. In fact, the most recent federal estimate predicted that only 3.2 billion barrels would be economically recoverable in the Coastal Plain -- less than 6 months' worth of oil for the United States.

Vote YES for this proposal, which will improve our Company's reputation as a leader in environmentally responsible energy recovery."
                      ------------------------------------

The Board of Directors unanimously recommends a vote AGAINST adoption of this proposal for the following reasons:

This proposal would require a purely speculative report on the possible financial costs, expected returns and potential environmental damage that could result if the Company were to drill for oil and gas in the Coastal Plain of the Arctic National Wildlife Refuge ("ANWR"). ANWR is an area of approximately 19 million acres located on Alaska's northernmost coast. The Coastal Plain makes up about 1.5 million acres within ANWR, or approximately 8 percent. The Company does not own, and has never owned, any land or mineral interests in the Coastal Plain (or anywhere in ANWR), and is not currently pursuing acquisition of any rights in oil or gas exploration or production there. Furthermore, federal law prohibits the Company from exploring or drilling for oil and gas in the Coastal Plain. For these reasons, the report called for by this proposal would be entirely hypothetical and premature. The Board believes that preparing speculative reports on hypothetical exploration and drilling projects that, even if contemplated, would be impossible for the Company to conduct, is an inappropriate use of valuable corporate resources and would provide stockholders no useful information.


                         PROPOSAL 3 - BY A STOCKHOLDER

This proposal was submitted by Antonio L. Quintas, Salgados, 2640-577 Mafra, Portugal, whose stock ownership information the Company will promptly provide upon receiving an oral or written request.

                      ------------------------------------
"Chairman Mulva awoke Phillips from a lethargic period and reshaped the executive team to a higher level of statesmanship. Phillips is a bigger oil and gas company, but still occupies a modest place in the rank the world largest energy companies. This century will bring, no doubt, important changes to the way energy is produced and consumed. To assist with the gradual transformation of Phillips into one of the world's leading energy companies, it is requested to the Board of Directors an increase of three per cent of the annual basic salary of the Chairman and the other executive officers in future compensation agreements, for every position increase in the ranking of the world's largest energy companies, measured by their market value."
                      ------------------------------------

The Board of Directors unanimously recommends a vote AGAINST adoption of this proposal for the following reasons:

This proposal would deprive your Board of Directors and its Compensation Committee of the necessary authority to establish fair and appropriate executive compensation. The Board and the Compensation Committee strive to design compensation programs for Mr. Mulva and the other officers that reward strong performance, encourage greater achievement and are competitive with our industry peers. These compensation decisions result from careful consideration of pertinent criteria (described in the Compensation Committee Report appearing earlier in this Proxy Statement) and independent expert advice. These decisions are not, and should not be, based upon blind

24 PROXY STATEMENT

application of formulas or percentages of the sort suggested in the proposal, which are not designed to build long-term stockholder value, motivate executives or be competitive with our peers.

You also should understand that, in the Company's opinion, this proposal is in furtherance of the proponent's personal grievances against the Company. The Company terminated Mr. Quintas more than 11 years ago. Since then, Mr. Quintas has waged an extensive correspondence campaign with the Company's Board and senior executives. He also has submitted five previous proposals over the past six years, the last three of which dealt with executive compensation. The Company, with the Securities and Exchange Commission's concurrence, has excluded each of these proposals from its proxy materials because they related to the "redress of a personal grievance against the Company or any other person, or
(was) designed to ... further a personal interest which is not shared by other stockholders at large." The Company believes the current proposal to be no different and intended solely to permit Mr. Quintas yet another opportunity to press his personal grievances with the Company's Management. You should vote against this proposal.

                                 OTHER MATTERS

The Company knows of no matters to be presented at the meeting other than those included in the Notice preceding this Proxy Statement. If other matters should come before the meeting that require a stockholder vote, the Company intends for the proxy holders to use their own discretion in voting on such other matters.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

We must receive at the Company's executive offices in Bartlesville, Oklahoma, any stockholder proposals you intend to present at the 2003 Annual Meeting by November 29, 2002. Proposals received after that date will not be included in the Company's Proxy Statement and form of proxy for the 2003 Annual Meeting. When the merger with Conoco closes, Phillips will cease to be a publicly-held company, and will no longer solicit proxies or furnish a proxy statement.

                           By Order of the Board of Directors,

                           /s/ Dale J. Billam

                           Dale J. Billam
                           Secretary


Bartlesville, Oklahoma 74004
April 1, 2002

                                                            [PHILLIPS 66 LOGO]
                           Annual Meeting Attendance

If you are a stockholder of record and plan to attend the Annual Meeting, please indicate this when you vote. The lower portion of the Proxy Card will be your admission ticket. If you are a beneficial owner of Phillips common stock held by a broker, banker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage or benefit plan statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Phillips common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares. If you are an employee, your employee identification badge will serve as your admission ticket.

PROXY                                                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           PHILLIPS PETROLEUM COMPANY

                           Annual Meeting May 6, 2002

The undersigned hereby appoints J. MULVA, R. DEVLIN and S. ROY as proxy holders with power of substitution, or, if all do not act on a matter, those who do act, to vote all stock which the undersigned could vote at the Company's Annual Stockholders' Meeting to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on May 6, 2002, at 10 a.m., and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

                  This Proxy is Continued on the Reverse Side
              Please Sign on the Reverse Side and Return Promptly

Comments:_______________________________________________________________________

         _______________________________________________________________________

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!
                        You can vote in one of two ways:


                                   Telephone
                                 1-800-840-1208

                       Call toll-free 1-800-840-1208 on a
                       touch-tone telephone in the United
                              States, Puerto Rico
                           or Canada, and follow the
                       instructions on the reverse side.
                           There is NO CHARGE to you
                                 for this call.

                                       OR

                                      Mail

                              Mark, sign and date
                                your proxy card
                         and return it promptly in the
                         enclosed envelope. If you are
                           outside the United States,
                        Puerto Rico or Canada, you must
                           return your proxy card by
                                 mail to vote.

                                  PLEASE VOTE

In order to reduce the costs associated with producing and mailing your Annual Report and Proxy Statement in future years, we urge you to elect on your proxy card that you would like to view your Annual Report and Proxy Statement electronically via the Internet. Your election can be revoked at any time by calling 1-800-840-1208. You will continue to receive your proxy card in the mail, regardless of your election.

                If you vote your proxy by telephone, you do NOT
                       need to mail back your proxy card.

This Proxy will be voted or not voted as you direct below. In the absence of such direction, it will be voted FOR Directors, and FOR Proposal 1 and AGAINST Proposals 2 and 3.

Please mark
your votes as
indicated in
this example |X|

The Board of Directors recommends votes FOR the Election of Directors and Proposal 1

ELECTION OF                     WITHHOLD
DIRECTORS        FOR   |  |     FOR ALL    |  |

01  Norman R. Augustine       06  J.J. Mulva
02  David L. Boren            07  J. Stapleton Roy
03  Robert E. Chappell, Jr.   08  Randall L. Tobias
04  Robert M. Devlin          09  Victoria J. Tschinkel
05  Larry D. Horner           10  Kathryn C. Turner

WITHHELD FOR (Write nominee name(s) in the space provided below):

-----------------------------------------------------------------

Proposal 1 - APPOINTMENT OF INDEPENDENT
AUDITORS

FOR       AGAINST     ABSTAIN
|  |        |  |        |  |



                The Board of Directors recommends votes AGAINST
                         Stockholder Proposals 2 and 3

Proposal 2 - ANWR REPORT                FOR       AGAINST       ABSTAIN
                                        |  |        |  |          |  |

Proposal 3 - EXECUTIVE
COMPENSATION                            |  |        |  |          |  |


I consent to future access of the Annual Reports and Proxy
Statements electronically via the Internet. I understand that the
Company may no longer distribute printed materials to me for any    |  |
future Stockholder Meeting until such consent is revoked.


I PLAN TO ATTEND THE ANNUAL MEETING                                 |  |


Please mark, date, sign and return this proxy card promptly. To vote in accordance with the Company's recommendations no boxes need be checked.

Dated:_________________________________________________________, 2002

_____________________________________________________________________

_____________________________________________________________________
                    Signature(s) of Stockholder(s)

Your signature on this proxy form should be exactly the same as the name(s) imprinted hereon. Persons signing as executors, administrators, trustees, or in similar capabilities, should so indicate.


                              FOLD AND DETACH HERE


IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY TELEPHONE, PLEASE DO
NOT RETURN YOUR CARD BY MAIL.

HAVE YOUR VOTING DIRECTION CARD IN HAND.

TO VOTE BY PHONE THROUGH OUR TABULATOR, MELLON INVESTOR SERVICES LLC:

o On a touch-tone telephone call Toll Free 1-800-840-1208 -- 24 hours a day -- 7 days a week.

o Enter your eleven-digit Control Number which is indicated below.

Option 1: To vote as the Board of Directors recommends, press 1. If you wish to vote separately for the Election of Directors or any Proposal, press 0.

When you press 1, your vote will be confirmed and cast as you directed. END OF CALL

Option 2: If you choose to vote separately for the Election of Directors or Proposals 1, 2 or 3, you will hear the following instructions:

Election of      To VOTE FOR ALL nominees, press 1;
Directors:       To WITHHOLD FOR ALL nominees, press 9;
                 To WITHHOLD FOR AN INDIVIDUAL nominee, press 0, enter the two digit number that appears next to the name of the nominee for whom you DO NOT wish to vote.

Proposals 1, 2   You may make your selection at any time.
and 3:           To vote FOR, press 1;
                 To vote AGAINST, press 9;
                 To ABSTAIN, press 0.

Your vote will be repeated and you will have an opportunity to confirm it.

                              THANK YOU FOR VOTING

[Phillips logo]  Phillips Petroleum Company Annual
                 Meeting May 6, 2002 Admission Ticket



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